EXHIBIT 12









                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods indicated.

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

                                                                        Years Ended December 31,
                                                       --------------------------------------------------------

                                                          2002        2001        2000        1999        1998
                                                          ----        ----        ----        ----        ----
                                                                         (Dollars in thousands)
Earnings before fixed charges:

     Income before income taxes, equity
         in losses of affiliates and
         extraordinary item.......................     $ 94,151    $ 76,127    $ 65,924    $ 38,235    $ 72,808

     Interest and other debt expense .............       73,789      81,192      91,178      86,057      81,456

     Interest portion of rental expense...........          747       1,146       1,330       1,132       1,140
                                                       --------    --------    --------    --------    --------

Earnings before fixed charges.....................     $168,687    $158,465    $158,432    $125,424    $155,404
                                                       ========    ========    ========    ========    ========

Fixed charges:

     Interest and other debt expense..............      $73,789     $81,192     $91,178     $86,057     $81,456

     Interest portion of rental expense...........          747       1,146       1,330       1,132       1,140

     Capitalized interest ........................        1,358       1,571       2,367        --          --
                                                        -------     -------     -------     -------     -------
     Total fixed charges .........................      $75,894     $83,909     $94,875     $87,189     $82,596
                                                        =======     =======     =======     =======     =======

Ratio of earnings to fixed charges................         2.22        1.89        1.67        1.44        1.88


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